Exhibit 99.2

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act.  Omitted information, marked “[***]” in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

AMENDMENT FIVE TO ADULT VOD LICENSE AGREEMENT

This Amendment Five to Adult VOD License Agreement (this “Amendment”), effective as of the 18th day of August, 2010, by and between the Colorado Satellite Broadcasting, Inc., a subsidiary of New Frontier Media, Inc. (“CSB”) and Comcast Cable Communications, LLC (“Comcast”), amends the Adult VOD License Agreement, dated October 18, 2002, as previously amended, between CSB and Comcast (the “Agreement”) as set forth below.

1.                                       Certain Defined Terms.  Capitalized terms not defined herein shall have the meaning set forth with respect thereto in the Agreement.

2.                                       Section 2 of the Agreement.  Section 2 of the Agreement is hereby amended and replaced in its entirety with the following:

“2.           Term.  The initial term of this Agreement shall be effective as of the date hereof and shall continue through and including [***], unless earlier terminated in accordance with the terms and conditions of this Agreement (the “Initial Term”).  On the expiration of the Initial Term this Agreement shall automatically renew for successive [***] renewal terms unless: (i) earlier terminated in accordance with the terms and conditions of this Agreement or (ii) Affiliate gives Network notice electing to terminate this Agreement at least [***] prior to the expiration of the Initial Term and/or the then-current renewal term, if any.  The Initial Term, together with any renewal term(s), if any, shall be referred to herein as the ‘Term.’”

3.                                       No Further Modifications.  Except to the extent expressly stated herein, the Agreement, all terms and conditions set forth therein thereto shall remain unmodified and in full force and effect, and such terms and conditions shall be incorporated by reference in and applicable to this Amendment.

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act.  Omitted information, marked “[***]” in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

IN WITNESS WHEREOF, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties have caused this Amendment to be duly executed below.

COLORADO SATELLITE
BROADCASTING, INC.

By:	/s/ Ken Boenish
Name: Ken Boenish
Title: President

COMCAST CABLE COMMUNICATIONS, LLC

By:	/s/ Jennifer T. Gaiski
Name: Jennifer Tryon Gaiski
Title: Senior Vice President of Content Acquisition